Exhibit 99.1

Kulicke & Soffa Industries Inc. 2101 Blair Mill Road Willow Grove, PA 19090

215-784-6000 phone

215-659-7588 fax

www.kns.com

NEWS for Immediate Release

Kulicke & Soffa Reports Results for its

Fourth Quarter and Fiscal Year 2005

A conference call to discuss these results will be held today beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—November 17, 2005—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its fourth quarter and fiscal year ended September 30, 2005.

Net revenue for the fourth quarter ended September 30, 2005 was $182.0 million compared to $147.5 million in the comparable year-ago quarter. Net income was $12.6 million or $0.19 per fully diluted share versus a net income for the year-ago quarter of $3.3 million or $0.05 per fully diluted share.

Scott Kulicke, chairman and chief executive officer, commented on the quarter just ended, “The 32% revenue increase, as compared with our third fiscal quarter, represents the Company’s third sequential revenue increase. We expect this trend to continue into the December quarter as our customers continue to build for the holiday season.”

For the full year ended September 30, 2005, net revenue was $561.3 million compared to net revenue of $717.8 million for the prior year. A non-cash impairment charge for goodwill and intangible assets of $100.6 million during fiscal 2005 resulted in a net loss of $104.1 million or $2.02 per share. This compares to net income of $55.9 million or $0.89 per fully diluted share for the fiscal year ended September 30, 2004.

Fourth Quarter Review and Highlights

Technology & Manufacturing

* K&S ball bonder shipments in the September quarter doubled over the June quarter, reflecting strong demand across all segments of our customer base. Wire bonder utilization, according to our estimates, remained above 80% throughout the quarter.

* Orders for K&S gold bonding wire exceeded one billion feet for the second consecutive quarter.

* K&S received the Advanced Packaging Award from SEMI and Advanced Packaging Magazine for its Quatrix package test technology. The award recognized the new photolithographic processes developed by K&S as key technology advances in the Assembly & Test Services category.

* K&S moved its package test operations from Hayward, California to Suzhou, China as part of ongoing cost reductions.

Key Product Trends

* The new, Maxum Ultra ball bonder accounted for 25% of all bonder shipments in the September quarter. Most of our large customers have now qualified this model, which delivers speed and other features particularly suited for assembly factories with diverse production schedules.

Financial Review

* K&S generated cash from operations of $9.6 million during the September quarter.

* The ramp in wire bonder shipments during the September quarter has naturally affected the balance sheet, increasing accounts receivable from $119.5 million on June 30, 2005 to $143.6 million on September 30, 2005.

Business Summary

Scott Kulicke concluded, “In fiscal 2005, our Equipment and Packaging Materials segments continued to deliver good competitive and financial performance, and we expect further improvements in fiscal 2006. While our Test segment’s performance was disappointing, there was sequential improvement resulting from actions such as the Hayward plant closure. We expect that trend line to continue.” He added, “We’re especially excited about our December quarter, with the Company’s revenue expected to be in the $200 to $220 million range.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, operating expenses, profitability, cash flows, margins, and projected demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2004 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

	Three months ended September 30,		Fiscal year ended September 30,
	2004	2005	2004	2005

Net revenue	$147,543	$181,974	$717,811	$561,274

Cost of sales	105,506	130,260	486,806	419,695

Gross profit	42,037	51,714	231,005	141,579

Selling, general and administrative	23,170	24,063	101,225	94,473
Research and development, net	8,820	11,233	34,611	41,025
Resizing (recovery) costs	—	—	(68)	—
Asset impairment	—	—	3,293	48,820
Goodwill impairment	—	—	—	51,756
(Gain) loss on sale of assets	(229)	887	(1,023)	(2,173)
Amortization of intangible assets	2,194	—	9,022	6,225

Operating expense	33,955	36,183	147,060	240,126

Income (loss) from operations	8,082	15,531	83,945	(98,547)

Interest income	328	664	1,109	2,228
Interest expense	(1,414)	(960)	(10,466)	(3,806)
Charge on extinguishment of debt	(1,916)	—	(10,510)	—

Income (loss) from continuing operations before income tax	5,080	15,235	64,078	(100,125)

Provision for income taxes	1,749	2,612	7,386	3,957

Net income (loss) from continuing operations	3,331	12,623	56,692	(104,082)

Loss from discontinued FCT operations	—	—	(432)	—
Loss on sale of FCT Division	—	—	(380)	—

Net income (loss)	$3,331	$12,623	$55,880	$(104,082)

Net income (loss) per share from continued operations:
Basic	$0.07	$0.24	$1.12	$(2.02)

Diluted	$0.05	$0.19	$0.90	$(2.02)

Loss per share from discontinued operations:
Basic	$—	$—	$(0.02)	$—

Diluted	$—	$—	$(0.01)	$—

Net income (loss) per share:
Basic	$0.07	$0.24	$1.10	$(2.02)

Diluted	$0.05	$0.19	$0.89	$(2.02)

Weighted average shares outstanding:
Basic	51,074	51,939	50,746	51,619
Diluted	66,947	68,634	68,582	51,619

	Three months ended September 30,		Fiscal year ended September 30,
Additional financial data:	2004	2005	2004	2005

Depreciation and amortization	$7,396	$4,538	$30,678	$25,411

Capital expenditures	$5,329	$3,795	$13,405	$12,505

			September 30,
			2004	2005

Backlog of orders			$60,000	$99,000

Number of employees			3,294	3,610

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2004	September 30, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$60,333	$79,455
Restricted cash	3,257	1,381
Short-term investments	32,176	14,533
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/04—$3,646; 9/30/05—$3,257)	110,718	143,575
Inventories, net	58,017	54,744
Prepaid expenses and other current assets	10,601	10,267
Deferred income taxes	992	1,605

TOTAL CURRENT ASSETS	276,094	305,560

Property, plant and equipment, net	57,506	45,132
Intangible assets, (net of accumulated amortization: 9/30/04—$35,209; 9/30/05—$0)	54,045	—
Goodwill	81,440	29,684
Other assets	7,873	6,120

TOTAL ASSETS	$476,958	$386,496

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long term debt	$202	$10,119
Accounts payable	50,002	59,448
Accrued expenses	37,660	32,748
Income taxes payable	12,277	17,196

TOTAL CURRENT LIABILITIES	100,141	119,511

Long term debt	275,725	270,000
Other liabilities	8,112	6,389
Deferred taxes	25,960	22,344

TOTAL LIABILITIES	409,938	418,244

Commitments and contingencies	—	—

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, without par value	213,847	218,426
Retained earnings (deficit)	(139,912)	(243,994)
Accumulated other comprehensive loss	(6,915)	(6,180)

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	67,020	(31,748)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$476,958	$386,496

Note:	Certain reclassifications have been made to prior year balances in order to conform them to the current year presentation.

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2005:
Quarter ended September 30, 2005:	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Net revenue	$84,892	$77,081	$20,001	$—	$181,974
Cost of sales	47,693	63,579	18,988	—	130,260

Gross profit	37,199	13,502	1,013	—	51,714
Operating costs	14,657	6,129	9,395	5,115	35,296
(Gain) loss on sale of assets	(127)	—	1,014	—	887

Income (loss) from operations	$22,669	$7,373	$(9,396)	$(5,115)	$15,531

Fiscal year ended September 30, 2005:
Net revenue	$201,608	$273,934	$85,732	$—	$561,274
Cost of sales	115,771	224,001	79,923	—	419,695

Gross profit	85,837	49,933	5,809	—	141,579
Operating costs	53,117	24,259	47,306	17,041	141,723
Asset impairment	—	—	48,820	—	48,820
Goodwill impairment	—	—	51,756	—	51,756
(Gain) loss on sale of assets	(1,690)	—	(483)	—	(2,173)

Income (loss) from operations	$34,410	$25,674	$(141,590)	$(17,041)	$(98,547)

Fiscal 2004:
Quarter ended September 30, 2004:	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Net revenue	$49,072	$67,272	$31,199	$—	$147,543
Cost of sales	27,340	52,690	25,476	—	105,506

Gross profit	21,732	14,582	5,723	—	42,037
Operating costs	13,653	5,962	10,340	4,229	34,184
(Gain) loss on sale of assets	—	(229)	—	—	(229)

Income (loss) from operations	$8,079	$8,849	$(4,617)	$(4,229)	$8,082

Fiscal year ended September 30, 2004:
Net revenue	$361,244	$234,690	$121,877	$—	$717,811
Cost of sales	208,862	182,658	95,286	—	486,806

Gross profit	152,382	52,032	26,591	—	231,005
Operating costs	59,071	22,171	44,899	18,717	144,858
Resizing (recovery) costs	—	—	—	(68)	(68)
Asset impairment	—	—	3,293	—	3,293
(Gain) loss on sale of assets	—	(229)	(85)	(709)	(1,023)

Income (loss) from operations	$93,311	$30,090	$(21,516)	$(17,940)	$83,945